Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of TAT Technologies Ltd. of our report dated March 20, 2013, relating to the consolidated financial statements of First Aviation Services Inc. and Subsidiaries as of and for the years ended December 31, 2012 and 2011, appearing in the Annual Report on Form 20-F of TAT Technologies Ltd. for the year ended December 31, 2012. Our report refers to the restatement of the 2011 consolidated financial statements to correct misstatements.

/s/ Dixon Hughes Goodman LLP
Memphis, Tennessee

July 2, 2013